Exhibit 99.1

Investor Contact: Carey Hendrickson, Chief Financial Officer 972-770-5600, chendrickson@capitalsenior.com

FOR IMMEDIATE RELEASE	Press Contact:
Susan J. Turkell, 303-766-4343, sturkell@pairelations.com

CAPITAL SENIOR LIVING NAMES BRANDON M. RIBAR CHIEF OPERATING OFFICER

Experienced Healthcare Operations Executive to Join Senior Management Team

DALLAS, September 10, 2019… Capital Senior Living (NYSE:CSU), one of the nation’s largest operators of senior living communities, announced today the appointment of Brandon M. Ribar as chief operating officer.

Ribar brings extensive experience in healthcare operations to the Company. For nearly 10 years, he held several key operational-focused roles of increasing responsibility at Golden Living, a $3 billion post-acute healthcare provider. In his most recent role as senior vice president, operations, Ribar was responsible for overseeing operations of 305 skilled nursing and assisted living centers across 21 states, encompassing 20,000 employees. He developed and executed key strategies to drive top- and bottom-line growth and stabilized operating performance. During his tenure, admissions increased by more than 25 percent. Additionally, he restructured and streamlined overhead support functions, resulting in approximately $20 million in annualized savings, which also contributed to the company’s operational stabilization.

While at Golden Living, Ribar also served as senior vice president, operational finance and strategy. In this position, he led corporate and business line strategic initiatives across four primary operating companies within the portfolio, including those providing skilled nursing, rehabilitation, home health and hospice services. He managed a team of more than two dozen finance professionals within a centralized operations finance function that spanned recruiting, training and performance management.

When he joined Golden Living in 2009 as senior vice president, corporate strategy and business development, he directed its corporate capital investment strategy, and led the implementation of several business intelligence, clinical informatics, and CRM technology platforms to drive strong patient outcomes and improve key operating metrics. He implemented a strategic capital deployment program on behalf of the company’s private equity owners to reinvest an average of $85 million across its real estate portfolio.

Earlier in his career, Ribar was vice president of healthcare investments for Fillmore Capital Partners, a real estate private equity firm with more than $5 billion under management. He oversaw sourcing, underwriting, negotiating and closing of all healthcare investments within both joint and separate account investment funds, totaling $3.9 billion in assets under management.

“Brandon brings significant operational experience in both healthcare and real estate to his new role as chief operating officer with Capital Senior Living. He has a proven track record of driving enterprise-wide revenue, operational excellence, and cost management, which we believe will strengthen our company and its performance. We welcome Brandon to the team and look forward to his contributions and leadership,” said Kimberly S. Lody, chief executive officer and president at Capital Senior Living.

Ribar added: “As chief operating officer, my immediate focus will be to ensure the continued excellence of Capital Senior Living’s resident and customer experience by working in partnership with the talented and dedicated teams in our communities. I am confident that working closely with Kim, the senior management team and our dedicated colleagues throughout the country, we will have a positive impact on enhancing the company’s operational performance. I believe my expertise will complement the exciting initiatives the team has already implemented since Kim’s joining at the beginning of this year, and which are beginning to affect change. I welcome the chance to contribute to the strength and growth of Capital Senior Living.”

Ribar lives in Dallas with his wife and two children, and earned a Bachelor of Science and Commerce degree in operations management information systems from Santa Clara University in Santa Clara, Calif.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 128 communities are home to nearly 12,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living affords seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the company on Facebook.

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